Exhibit i.2

November 12, 2004

Trend Trader Funds

8700 East Northsight Boulevard

Suite 150

Scottsdale, Arizona  85260

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion regarding the sale of shares of Trend Trader Funds dated August 18, 2004.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.